Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Asma Emneina (650) 565-7791 asma@financialengines.com	Don Duffy (650) 565-7740 ir@financialengines.com
Financial Engines Reports First Quarter 2011 Financial Results
Revenue Increases 33% to $32.3 Million Year Over Year
AUM Increases 37% to $41 Billion Year Over Year
26+ Month Enrollment Rate Reaches 12.2%
PALO ALTO, Calif. – May 9, 2011 – Financial Engines (NASDAQ: FNGN), the largest independent provider of investment management and advice to employees in retirement plans, today reported financial results for its first quarter ended March 31, 2011.
Financial results for the first quarter of 2011 compared to the first quarter of 2010:i
•	Revenue increased 33% to $32.3 million for the first quarter of 2011 from $24.3 million for the first quarter of 2010

•	Professional Management revenue increased 44% to $23.9 million for the first quarter of 2011 from $16.6 million for the first quarter of 2010

•	Net income increased to $2.6 million for the first quarter of 2011 from $1.6 million for the first quarter of 2010

•	Net income attributable to holders of common stock was $2.6 million, or $0.05 per diluted share, for the first quarter of 2011, compared to a net loss attributable to holders of common stock of $3.9 million, or $(0.25) per diluted share, for the first quarter of 2010, which included a one-time, non-cash charge of $5.5 million for a stock dividend

•	Non-GAAP Adjusted EBITDA[i] increased 42% to $7.6 million for the first quarter of 2011 from $5.3 million for the first quarter of 2010

•	Non-GAAP Adjusted Net Income[i] increased 21% to $3.4 million for the first quarter of 2011 from $2.8 million for the first quarter of 2010

•	Non-GAAP Adjusted Earnings Per Share[i] increased 17% to $0.07 for the first quarter of 2011 compared to $0.06 for the first quarter of 2010. The first quarter of 2010 had both a significantly lower tax rate and a lower share count.
Key operating metrics as of March 31, 2011:ii
•	Assets under contract (“AUC”) were $412 billion

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.

ii	Operating metrics include both advised and subadvised relationships.

•	Assets under management (“AUM”) were $41.0 billion

•	Members in Professional Management were 487,000

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 12.2%iii
“Fundamental forces of demographics, the increasing importance of 401(k) plans, and the need for advice continue to drive growth in customers, assets and revenue,” said Jeff Maggioncalda, president and chief executive officer of Financial Engines. “With improvements in enrollment and the successful launch of Income+, we remain optimistic about the significant market opportunity in front of us.”
Review of Financial Results for the First Quarter of 2011
Revenue increased 33% to $32.3 million for the first quarter of 2011 from $24.3 million for the first quarter of 2010. The increase in revenue was driven primarily by the growth in Professional Management revenue, which increased 44% to $23.9 million for the first quarter of 2011 from $16.6 million for the first quarter of 2010.
Costs and expenses increased 26% to $28.5 million for the first quarter of 2011 from $22.6 million for the first quarter of 2010. This increase was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, headcount, cash compensation, and costs associated with enrollment campaigns and member materials, offset by a decrease in non-cash stock-based compensation expense. As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) increased to 36% for the first quarter of 2011 from 35% for the first quarter of 2010. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, which resulted from an increase in professional management revenue, contractual increases in plan provider fees as a result of achieving AUM milestones, and an increase in subadvisory campaign printed materials costs.
Income from operations was $3.8 million for the first quarter of 2011 compared to $1.8 million for the first quarter of 2010. As a percentage of revenue, income from operations was 12% for the first quarter of 2011 compared to 7% for the first quarter of 2010.
Net income increased to $2.6 million for the first quarter of 2011 from $1.6 million for the first quarter of 2010. Net income attributable to holders of common stock was $2.6 million, or $0.05 per diluted share, for the first quarter of 2011, compared to a net loss attributable to holders of common stock of $3.9 million, or $(0.25) per diluted share, for the first quarter of 2010, which included a one-time, non-cash charge of $5.5 million for a stock dividend related to the Company’s initial public offering.
On a non-GAAP basis, Adjusted Net Incomei was $3.4 million and Adjusted Earnings Per Sharei were $0.07 for the first quarter of 2011 compared to Adjusted Net Income of $2.8 million and Adjusted Earnings Per Share of $0.06 for the first quarter of 2010. For the calculation of

iii	Please see information regarding enrollment rates and the component AUC in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 10-Q dated May 9, 2011, which is on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov.

Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.
“We are pleased with the growth in revenue, operating margin, AUM and the 26 month enrollment rate,” said Ray Sims, chief financial officer of Financial Engines. “We continue to focus on our long-term objectives for financial performance and business growth and are gratified by our progress towards those goals.”
Assets Under Contract and Assets Under Management
AUC increased by 43% to $412 billion as of March 31, 2011 from $289 billion as of March 31, 2010.
AUM increased by 37% to $41.0 billion as of March 31, 2011 from $29.9 billion as of March 31, 2010. The increase in AUM was driven by net new enrollment into the Professional Management service as well as by market appreciation and contributions.

In billions	Q2’10	Q3’10	Q4’10	Q1’11
AUM, Beginning of Period	$29.9	$29.4	$34.0	$37.7
AUM from net enrollment(1)	0.6	1.8	1.0	1.1
Other(2)	(1.1)	2.8	2.7	2.2

AUM, End of Period	$29.4	$34.0	$37.7	$41.0

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period less the aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period, less the aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.

(2)	Other factors affecting assets under management include employer and employee contributions, market movement, plan administrative fees as well as participant loans and hardship withdrawals. We cannot separately quantify the impact of these factors as the information we receive from the plan providers does not separately identify these transactions or the changes in balances due to market movement.
Aggregate Investment Style Exposure for Portfolios Under Management
As of March 31, 2011, the aggregate investment style exposure of the portfolios we managed was approximately as follows:

Cash	4%
Bonds	23%
Domestic Equity	49%
International Equity	24%

Total	100%

Outlook
Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering retirement and expanding the number of plan sponsors.
Based on financial markets remaining at March 31, 2011 levels, the Company estimates that its 2011 revenue will be in the range of $144 million to $149 million and that its 2011 non-GAAP Adjusted EBITDA will be in the range of $42 million to $44 million.
Conference Call
The Company will host a conference call to discuss first quarter 2011 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, president and chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 407-9039, or, for international callers, (201) 689-8470. A replay will be available beginning one hour after the call and can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers; the conference ID is 370667. The replay will remain available until Friday, May 13, 2011 and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income (loss) before stock-based compensation expense, net of tax, the impact of stock dividends issued and certain other items such as the income tax benefit from the release of valuation allowances. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. For all periods, the dilutive common share equivalents outstanding also include on a non-weighted basis the conversion of all preferred stock to common stock, the shares associated with the stock dividend and the shares sold in the initial public offering. This differs from the weighted average diluted shares outstanding used for purposes of calculating GAAP earnings per share. Non-GAAP Adjusted EBITDA is defined as net income (loss) before net interest (income) expense, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commission and stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.
To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.
About Financial Engines
Financial Engines is the nation’s largest independent investment advisor and is committed to providing everyone the trusted retirement help they deserve. The Company helps investors with their total retirement picture by offering personalized retirement plans for saving, investment, and retirement income. To meet the needs of different investors, Financial Engines offers both Online Advice and Professional Management. Professional Management includes Income+, which provides steady monthly payouts from a 401(k) that can last for life. Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines works with America’s leading employers and retirement plan providers to make retirement help available to millions of American workers. For more information, please visit www.financialengines.com.
Forward-Looking Statements
This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “will,” “expect,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, its strategic operational plans, objectives and growth strategy, demographic and other trends, its market opportunity, its plans to evaluate investing more aggressively in 2011 to take advantage of potential growth prospects, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to introduce new services and accurately estimate the impact of any future services on our business, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 9, 2011 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.
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Financial Tables
FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,	March 31,
	2010	2011
Assets
Current assets:
Cash and cash equivalents	$114,937	$116,778
Accounts receivable, net	23,942	27,233
Prepaid expenses	2,802	3,111
Deferred tax assets	11,685	11,685
Other current assets	2,189	2,190

Total current assets	155,555	160,997
Property and equipment, net	3,148	3,659
Internal use software, net	11,130	11,361
Long-term deferred tax assets	39,460	38,445
Direct response advertising, net	4,615	4,752
Other assets	3,708	3,841

Total assets	$217,616	$223,055

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,384	$11,146
Accrued compensation	15,607	6,476
Deferred revenue	7,457	9,638
Other current liabilities	137	145

Total current liabilities	30,585	27,405
Long-term deferred revenue	1,494	1,451
Other liabilities	317	291

Total liabilities	32,396	29,147

Contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 and 10,000 authorized as of December 31, 2010 and March 31, 2011, respectively	—	—
Common stock, $0.0001 par value - 500,000 and 500,000 authorized as of December 31, 2010 and March 31, 2011, respectively; 43,116 and 44,229 shares issued and outstanding at December 31, 2010 and March 31, 2011, respectively	4	4
Additional paid-in capital	279,038	285,126
Deferred compensation	(36)	—
Accumulated deficit	(93,786)	(91,222)

Total stockholders’ equity	185,220	193,908

Total liabilities and stockholders’ equity	$217,616	$223,055

FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2011
Revenue:
Professional management	$16,611	$23,893
Platform	7,177	7,738
Other	556	650

Total revenue	24,344	32,281

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	8,470	11,622
Research and development	4,470	5,175
Sales and marketing	6,290	7,076
General and administrative	2,599	3,311
Amortization of internal use software	728	1,287

Total costs and expenses	22,557	28,471

Income from operations	1,787	3,810
Interest expense	(73)	—
Interest and other income, net	1	2

Income before income taxes	1,715	3,812
Income tax expense	123	1,248

Net income	1,592	2,564
Less: Stock dividend	5,480	—

Net income (loss) attributable to holders of common stock	$(3,888)	$2,564

Net income (loss) per share attributable to holders of common stock
Basic	$(0.25)	$0.06
Diluted	$(0.25)	$0.05
Shares used to compute net income (loss) per share attributable to holders of common stock
Basic	15,825	43,568
Diluted	15,825	49,092

FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2010	2011
Cash flows from operating activities:
Net income	$1,592	$2,564
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	438	488
Amortization of internal use software	696	1,211
Stock-based compensation	1,937	1,303
Amortization of deferred sales commissions	319	299
Amortization and impairment of direct response advertising	162	496
Provision for doubtful accounts	52	33
Excess tax benefit associated with stock-based compensation	(61)	(233)
Changes in operating assets and liabilities:
Accounts receivable	(1,335)	(3,324)
Prepaid expenses	(334)	(309)
Deferred tax assets	—	1,015
Direct response advertising	(263)	(634)
Other assets	(165)	(433)
Accounts payable	(550)	4,120
Accrued compensation	(4,115)	(9,131)
Deferred revenue	1,766	2,138
Other liabilities	(3)	(17)

Net cash provided by (used in) operating activities	136	(414)

Cash flows from investing activities:
Purchase of property and equipment	(525)	(1,124)
Capitalization of internal use software	(1,577)	(1,434)

Net cash used in investing activities	(2,102)	(2,558)

Cash flows from financing activities:
Payments on term loan payable	(833)	—
Payments on capital lease obligations	(3)	—
Net share settlements for stock-based awards minimum tax withholdings	(12)	(1,718)
Excess tax benefit associated with stock-based compensation	61	233
Proceeds from issuance of common stock, net of offering costs	82,235	6,298

Net cash provided by financing activities	81,448	4,813

Net increase in cash and cash equivalents	79,482	1,841
Cash and cash equivalents, beginning of period	20,713	114,937

Cash and cash equivalents, end of period	$100,195	$116,778

Supplemental cash flows information:
Income taxes paid, net of refunds	$942	$92
Interest paid	$108	$—
Non-cash operating, investing and financing activities:
Stock dividend	$5,480	$—
Capitalized stock-based compensation for internal use software	$109	$84
Capitalized stock-based compensation for direct response advertising	$23	$5

FINANCIAL ENGINES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended
	March 31,
	2011	2011
	(In thousands)
Non-GAAP Adjusted EBITDA
Net income	$1,592	$2,564
Interest expense, net	72	(3)
Income tax expense	123	1,248
Depreciation	438	488
Amortization of internal use software	696	1,211
Amortization and impairment of direct response advertising	162	496
Amortization of deferred sales commissions	319	299
Stock-based compensation	1,937	1,303

Non-GAAP Adjusted EBITDA	$5,339	$7,606

	Three Months Ended
	March 31,
	2010	2011
	(In thousands, except per share amounts)
Non-GAAP Adjusted Net Income
Net income	$1,592	$2,564
Stock-based compensation, net of tax (1)	1,197	805

Non-GAAP Adjusted Net Income	$2,789	$3,369

Non-GAAP Adjusted Earnings Per Share	$0.06	$0.07

Shares of common stock outstanding	41,130	43,720
Dilutive restricted stock and stock options	3,680	5,372

Non-GAAP adjusted weighted common shares outstanding	44,810	49,092

(1)	For the calculation of Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to stock-based compensation for all periods presented.